UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    April 5, 2006

COASTAL BANCSHARES ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51155 (Commission File Number)	20-1191778 (IRS Employer Identification No.)

9821 Katy Freeway, Suite 500 Houston, Texas (Address of principal executive offices)		77024 (Zip Code)
Registrant’s telephone number, including area code:		(713) 827-2104

_______________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On April 5, 2006, Coastal Bancshares Acquisition Corp., a Delaware corporation (“Coastal”), and its wholly-owned subsidiary Coastal Merger Corp., a Texas corporation (“Merger Sub”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Intercontinental Bank Shares Corporation, a Texas corporation (“Intercontinental”), pursuant to which Merger Sub will merge with and into Intercontinental in a cash-for-stock transaction (the “Merger”). At the effective time of the Merger, Intercontinental will be the surviving corporation and become a wholly-owned subsidiary of Coastal. Intercontinental is the parent company of Intercontinental National Bank, based in San Antonio, Texas (the "Bank").

At the effective time and as a result of the Merger, the holders of Intercontinental common stock will receive approximately $16.8 million in cash in exchange for their shares. In addition, Intercontinental had approximately $3.9 million of long-term debt as of March 31, 2006 at the parent holding company. The aggregate cash consideration to be received by the holders of Intercontinental common stock will be adjusted as follows:

•

it will be decreased by the amount by which Intercontinental’s shareholders’ equity at closing is less than $5,400,000; excluding, for purposes of this determination, costs related to the Merger, compensation expense related to the exercise of options by Mr. Pritchard, and unrealized losses in the Bank’s portfolios of securities held for sale (the Bank had stockholders’ equity of approximately $9.0 million as of December 31, 2005);

•	it will be increased by the amount, if any, of $2,500 per day for each day that the closing of the Merger occurs after August 15, 2006; and
•	it will be increased by the aggregate amount of the regularly scheduled principal payments made by Intercontinental on its long-term debt subsequent to December 31, 2005.

Coastal and Intercontinental have made customary representations, warranties and covenants in the Merger Agreement, including, without limitation, a prohibition on distributions to its shareholders by Intercontinental. In addition, Intercontinental has covenanted not to solicit proposals related to alternative business combination transactions. The Merger Agreement contains certain termination rights for both Coastal and Intercontinental and further provides that upon termination of the Merger Agreement under specified circumstances Intercontinental or Coastal may be required to pay a termination fee of $200,000, plus legal and accounting fees incurred by the non-terminating party.

The closing of the Merger is subject to various closing conditions, including approval of the Merger Agreement by the stockholders of Coastal, execution of an asset purchase agreement whereby the Bank will purchase its West Military Drive location and certain other leased property from Pritchard Premises, LLC for $800,000, regulatory approvals and the satisfaction or waiver of other customary conditions. In addition, the closing is conditioned on holders of not more than twenty percent (20%) of the shares of Coastal common stock voting against the Merger and electing to convert their shares of Coastal common stock into cash, as permitted by the Coastal certificate of incorporation.

Following the effective time of the Merger, Richard E. Burciaga will become the President of Coastal and President and Chief Executive Officer of the Bank, Steven J. Pritchard will become the President of the San Antonio Division of the Bank and Executive Vice President of the Bank. Cary M. Grossman, current Chairman and Chief Executive Officer of Coastal, will continue as Chairman of the Board and Chief Executive Officer of Coastal..

Coastal intends to prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A (“Proxy Statement”) as soon as practicable following the date of the Merger Agreement to solicit the approval of its stockholders.

Additional Information

Coastal stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available, because it will contain important information. Coastal stockholders will be able to obtain a free copy of the proxy statement (when available), as well as other filings containing information about Coastal, without charge, at the SEC’s internet site (http://www.sec.gov). In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Coastal by directing a request to Coastal Bancshares Acquisition Corp., 9821 Katy Freeway, Houston, Texas 77024. The respective directors and executive officers of Coastal and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding Coastal’s directors and executive officers is available in its Form 10-KSB for the year ended December 31, 2005, filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

On April 6, 2006, Coastal issued a press release announcing that it has entered into the Merger Agreement with Intercontinental. A copy of the press release is attached as Exhibit 99.1.

Employment Agreements

In connection with the Merger Agreement, on April 5, 2006, Coastal, Intercontinental and the Bank entered into an employment agreement with Richard E. Burciaga, whereby Mr. Burciaga will be employed for a term of three years as the President of Coastal and the President and Chief Executive Officer of the Bank, beginning on the date on which the Merger is consummated. Pursuant to the employment agreement, Mr. Burciaga will receive an annual salary of $200,000 and will be eligible for a cash bonus of up to forty-five percent (45%) of his base salary. Upon consummation of the Merger, Mr. Burciaga will receive a fee of $25,000 for consulting services provided prior to closing of the Merger, a grant of options to purchase 150,000 shares of Coastal common stock (which will vest ratably over a four-year period) and a grant of 55,000 shares of restricted stock in Coastal (which will vest ratably over a three-year period).

In addition, on April 5, 2006, Intercontinental and the Bank entered into an employment agreement with Steven J. Pritchard whereby Mr. Pritchard will be employed for a term of three years as the President of the San Antonio Division of the Bank and as an Executive Vice President of the Bank beginning on the date on which the Merger is consummated. Pursuant to the employment agreement, Mr. Pritchard will receive an annual salary of $181,000 and will be eligible for a cash bonus of up to forty percent (40%) of his base salary. Upon consummation of the Merger, Mr. Pritchard will receive a grant of options to purchase 75,000 shares of Coastal common stock (which will vest ratably over a four-year period) and a grant of 25,000 shares of restricted stock in Coastal, pursuant to a restricted stock agreement, which will vest ratably over a three-year period.

Subscription Agreement

On April 5, 2006, Coastal entered into a subscription agreement with Mr. Pritchard, whereby Mr. Pritchard agreed to purchase 74,075 shares of Coastal's common stock at a price of $6.75 per share, effective upon the consummation of the Merger.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) In connection with the execution of the Merger Agreement, the Board of Directors appointed Cary M. Grossman as the Chief Executive Officer of Coastal and W. Donald Brunson as the President of Coastal. Previously, Mr. Grossman had been Co-Chief Executive Officer of Coastal and Mr. Brunson had been President and Co-Chief Executive Officer.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release, dated April 6, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL BANCSHARES ACQUISITION CORP.

Date: April 5, 2006	By:	/s/ Cary M. Grossman
	Name:	Cary M. Grossman
	Title:	Co-Chief Executive Officer